Offer to Purchase for Cash
Up to 6,000,000 American Depositary Shares
of
Linktone Ltd.
at
$3.80 Per American Depositary Share
(each American Depositary Share represents 10 ordinary shares of Linktone Ltd.)
by
MNC International Ltd.
an indirect wholly-owned subsidiary of
PT Media Nusantara Citra Tbk

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 P.M., NEW YORK CITY TIME,
ON WEDNESDAY, MARCH 12, 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	February 6, 2008

Enclosed for your consideration is an Offer to Purchase dated February 6, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by MNC International Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (the “Purchaser”) and an indirect wholly-owned subsidiary of PT Media Nusantara Citra Tbk, a company incorporated with limited liability under the laws of the Republic of Indonesia (“MNC”), to purchase up to 6,000,000 American Depositary Shares (“ADSs,” each ADS represents 10 ordinary shares, par value $0.0001 per share) of Linktone Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“Linktone”), at a purchase price of $3.80 per ADSs, to the seller in cash, without interest, subject to any withholding taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to holders of Linktone’s ADSs from the Chief Executive Officer of Linktone accompanied by Linktone’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF ADSs HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER ADSs FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the ADSs held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $3.80 per ADS, to the seller in cash, without interest, subject to any withholding taxes required by applicable law, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for up to 6,000,000 ADSs.

3.	The Offer is being made as required by an acquisition agreement, dated as of November 28, 2007 (as amended or modified from time to time, the “Acquisition Agreement”) by and among MNC and Linktone. MNC has assigned its rights and obligations under the Acquisition Agreement to the Purchaser. However, such assignment will not relieve MNC of its obligations under the Acquisition Agreement and in the case of such assignment, MNC irrevocably and unconditionally guarantees to Linktone the prompt and full discharge by such assignee of all of such assignee’s covenants, agreements, obligations and liabilities under the Acquisition Agreement. Under the Acquisition Agreement, the Purchaser will subscribe for and purchase from Linktone not less than 180,000,000 and not more than 252,000,000 newly-issued ordinary shares, depending on the number of ADSs accepted for payment in the Offer, at a purchase price equivalent to the price per share to be paid for ADSs accepted for payment in the Offer ($0.38 per ordinary share) (the “Subscription”). After giving effect to the Subscription and purchase and acquisition of any or no ADSs in the Offer, the Purchaser will hold no less than 51% of the total outstanding ordinary shares of Linktone calculated on a fully diluted basis. As the indirect holder of at least 51% of Linktone’s ordinary shares, MNC will be able to control Linktone.

The Offer is a liquidity mechanism for Linktone’s ADS holders and not the transaction by which MNC will acquire control of Linktone and if no ADS holders tender in the Offer, the Purchaser will nevertheless acquire at least a 51% controlling interest in Linktone pursuant to the Subscription. In addition to the controlling interest of ordinary shares to be purchased in the Subscription, MNC has a right, pursuant to the Acquisition Agreement, to designate nominees for election to Linktone’s board of directors, who constitute a majority of Linktone’s board of directors, subject to and effective following the consummation of the Subscription. A majority of Linktone’s board of directors is able to pass any resolution that requires approval of the board of directors, including a resolution to approve any amalgamation, scheme of arrangement or liquidation subject to the appropriate shareholder approval, which may include the approval of a majority of not less than 2/3 of the Linktone shareholders. In addition, pursuant to the Acquisition Agreement, MNC has the right to designate the Chief Executive Officer and Chief Financial Officer, and Linktone’s board of directors shall appoint such persons to the positions to which they have been designated by MNC, subject to and effective following the consummation of the Offer and the Subscription.

4.	The board of directors of Linktone has unanimously: (i) determined that the transactions contemplated by the Acquisition Agreement, including the Offer and the Subscription, are fair to and in the best interests of Linktone and its shareholders, (ii) approved and declared advisable the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Subscription, and (iii) recommended that holders of Linktone’s ADSs accept the Offer and tender their ADSs in the Offer. The adoption of the Acquisition Agreement and the issuance of ordinary shares in the Subscription were duly approved by holders of a majority of Linktone’s outstanding ordinary shares present in person or by proxy at a special meeting of shareholders held on January 30, 2008.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 7:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 12, 2008 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	There is no financing condition to the Offer. See Section 14 — “Conditions of the Offer” of the Offer to Purchase

7.	Tendering holders of Linktone’s ADSs will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or D.F. King & Co., Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of ADSs by the Purchaser in the Offer. However, backup withholding of U.S. federal income tax (currently, at a rate of 28%) may be required unless the tendering holder of Linktone’s ADSs completes and submits the Substitute Form W-9 included herein or an IRS Form W-8BEN or other appropriate IRS Form W-8, as applicable, or the holder otherwise establishes an exemption from backup withholding to the satisfaction of the Purchaser and the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

If you wish to have us tender any of or all the ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

Payment for ADSs accepted for payment in the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (a) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), (b) American Depositary Receipts (“ADRs”) evidencing certificated ADSs (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders of Linktone’s ADSs may be paid at different times depending upon when ADRs or Book-Entry Confirmations with respect to ADSs are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Linktone’s ADSs in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of Linktone’s ADSs in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc., which is acting as the Dealer Manager for the Offer, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
Up to 6,000,000 American Depositary Shares
of
Linktone Ltd.
by
MNC International Ltd.
an indirect wholly-owned subsidiary of
PT Media Nusantara Citra Tbk

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated February 6, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal relating to American Depositary Shares (“ADS,” each ADS represents 10 ordinary shares, par value $0.0001 per share) of Linktone Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“Linktone”).

This will instruct you to tender the number of ADSs indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF ADSs TO BE TENDERED:(1)	SIGN HERE

ADSs
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Employer Identification Number or Social Security Number
Dated:

(1)	Unless otherwise indicated, it will be assumed that all your ADSs are to be tendered.

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